Exhibit 21.1
Subsidiaries of Nuveen Churchill Private Credit Fund
The following list sets forth our subsidiary, the state under whose laws the subsidiary is organized, and the percentage of voting securities or membership interests owned by us in the subsidiary:
•Nuveen Churchill PCF SPV I LLC (Delaware) – 100%
The subsidiary listed above is consolidated for financial reporting purposes.